Exhibit 10.2

Execution Version

REAL ESTATE SALES CONTRACT

THIS REAL ESTATE SALES CONTRACT (this “Agreement”) is made effective as of June 21, 2022 (the “Effective Date”) by and between PEJE, Inc., a Florida corporation (the “Seller”), and One Water Assets & Operations, LLC, a Delaware limited liability company (the “Purchaser”).

R E C I T A L S:

WHEREAS, Seller is the owner of the Property (as hereinafter defined); and

WHEREAS, subject to the terms and conditions hereof, Seller desires to sell to Purchaser the Property and Purchaser desires to purchase the Property from Seller.

NOW THEREFORE, in consideration of the terms, covenants and conditions hereinafter set forth, to be kept and performed by the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1.          Sale of Property; Purchase Price:

(a)       Seller hereby agrees to sell and Purchaser hereby agrees to purchase that certain real property located at Tract Twelve, New Town Commerce Center, 4041 S.W. 47 S Avenue, Ft. Lauderdale, Florida 33314 in Broward County, Florida, more particularly described on Exhibit A attached hereto, together with all buildings, improvements and fixtures thereon and all appurtenances, rights of way, privileges, easements and other rights benefiting or pertaining thereto and all right, title and interest of the Seller thereto (collectively, the “Property”), subject to the terms and conditions of this Agreement.

(b)        The purchase price for the Property shall be $3,600,000 (the “Purchase Price”), subject to prorations, credits and other adjustments provided herein.

SECTION 2.          Inspection Period:

(a)        From the Effective Date until the Closing (the “Inspection Period”) Purchaser shall have the right to conduct all reasonable investigations and inspections of the Property that Purchaser deems necessary or desirable, including, without limitation, inspections and investigations regarding all matters concerning title, survey, zoning, special use permits, variances, subdivision laws, environmental matters (including a Phase 1 environmental assessment), review and approval of contracts and financial matters affecting the Property, existence of all required licenses, permits and approvals to permit operation of Purchaser’s or its assignee’s business on the Property, approval of the condition of the Property, all soil, landscaping and other physical conditions of the Property, availability and sufficient quantities of all utilities, and other matters relating to the suitability of the Property for Purchaser’s or its successors’ intended use, as determined by Purchaser in its sole discretion.

(b)         During the Inspection Period, Seller hereby grants to Purchaser and its agents and contractors full access to the Property, upon reasonable advance written notice to Seller (but not less than 24 hours), in order to conduct such inspections and tests as Purchaser deems reasonably necessary or appropriate.  In performing its due diligence, Purchaser agrees not to unreasonably damage the Property or unreasonably interfere with the business operations conducted at the Property.

(c)          Seller shall cooperate in good faith with Purchaser during the Inspection Period.

(d)         No later than five (5) business days following the Effective Date, Seller shall provide to Purchaser for its review, all information and documentation regarding the Property that is in the possession or control of Seller, its affiliates and property managers (the “Due Diligence Materials”), including, but not limited to, any existing survey, deed, title insurance policy, copies of title exception documents of record, existing environmental, property condition and engineering reports, plans and specifications, declarations, reciprocal easement agreements, restrictive covenant agreements, zoning letters, variances, exceptions, special use permits, development agreements, impact fee agreements, warranties and third party reports or agreements related to the Property and in Seller’s possession.   Seller represents to the best of Seller’s knowledge that the Due Diligence Materials constitute all of the information and documentation relating to the Property that is in Seller’s possession or control.

(e)         If, during the Inspection Period, Purchaser’s due diligence discloses any condition or circumstance with respect to the Property that, in Purchaser’s reasonable discretion, would be expected to constitute a material liability under, or violation of, any law, rule or regulation (including any Environmental Law) or materially impair, or increase the cost of, the operation of the business of the Target Company (as defined below) as currently conducted, then Purchaser may, at Purchaser’s election, terminate this Agreement, in which event the parties will have no further obligations hereunder, except as to matters which expressly survive as set forth in this Agreement.

(f)         Purchaser shall restore any damage to the Property caused by Purchaser’s due diligence.  Purchaser hereby indemnifies and holds Seller harmless from all claims, damages, liabilities, losses, costs and expenses (including, without limitation, attorneys’ fees and court costs and any mechanic’s liens or claims of lien) arising from any inspections, examinations and/or tests (including, without limitation, the Phase I) conducted by or on behalf of Purchaser in connection with the Property.  The foregoing indemnity provisions shall survive the Closing and any termination of this Agreement.

(g)         Purchaser will have during the Inspection Period the opportunity to investigate such matters pertaining to the Property and to inspect the Property to the extent that Purchaser has deemed necessary.  Accordingly, if Purchaser does not timely terminate this Agreement in accordance with subsection 2(e) above, Purchaser shall accept the Property in its “AS IS” condition on the Closing Date, “with all faults” and specifically and expressly without any reduction in the Purchase Price for any change in such condition for any reason subsequent to the date of this Agreement.  The provisions of this subsection 2(g) shall survive Closing and any earlier termination of this Agreement. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, SELLER HAS NOT, DOES NOT AND WILL NOT MAKE, AND HEREBY DISCLAIMS, ANY AND ALL WARRANTIES AND REPRESENTATIONS WITH RESPECT TO THE PROPERTY, WHETHER EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, MERCHANTABILITY, HABITABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, OR WITH RESPECT TO THE VALUE, PROFITABILITY, MARKETABILITY OR ACREAGE OF THE PROPERTY.  In entering into this Agreement, Purchaser has not been induced by and has not relied upon any such representations, warranties or statements, whether express or implied, written or oral, made by Seller.  The provisions of this subsection 2(g) shall survive Closing and any earlier termination of this Agreement.

SECTION 3.          Title Insurance and Survey:

(a)       Purchaser shall have the right to obtain (i) an owner’s title insurance commitment in the amount of the Purchase Price (the “Title Commitment”) and (ii) a survey of the Property (the “Survey”).  Such matters as are disclosed by the Title Commitment or Survey and not objected to by Purchaser (or objected to and later waived by Purchaser) are herein referred to as the “Permitted Exceptions”. The title insurance company (“Title Company”) engaged for the issuance of the Title Commitment, and performance of other title company related matters and closing services, shall be selected by Purchaser.

(b)         During the Inspection Period, Purchaser shall advise Seller in writing of any defects or objections affecting the title to the Property or the use thereof by Purchaser disclosed by the Title Commitment or the Survey, or any updates thereto (the “Title Objections”).  Seller shall use best efforts to eliminate all Title Objections by the Closing Date including, without limitation by taking such actions as are reasonable and necessary to satisfy all the B-1 requirements in the Title Commitment within its control.  Notwithstanding the foregoing, Seller shall be required to cause to be released, satisfied, and removed of record as of the Closing Date: (i) any Title Objections which have been voluntarily recorded or otherwise placed, or permitted to be placed, by Seller against the Property (other than with the prior written approval of Purchaser); (ii) any mortgages, deeds of trust, security instruments, financing statements, or other instruments which evidence or secure indebtedness, judgments, and liens against the Property, including, without limitation, mechanics’ liens, tax liens and real estate taxes, water rates, and sewer rents and taxes, in each case, which are due and payable but which remain unpaid or of record as of the Closing Date (subclauses (i) and (ii), collectively, the "Voluntary Liens"); and (iii) any Title Objections which would not constitute Voluntary Liens, but which can be removed by the payment of a liquidated sum of money (items set forth in this subclause (iii), collectively, "Monetary Liens"; and, together with the Voluntary Liens, the "Mandatory Title Removal Items").

(c)         If Seller satisfies all Title Objections prior to Closing Date, then the transaction contemplated hereby shall be closed in accordance with its terms.  If Seller fails to eliminate any Title Objection by the Closing Date, Purchaser may, at Purchaser’s election, (i) terminate this Agreement, in which event the parties will have no further obligations hereunder, except as to matters which expressly survive as set forth in this Agreement, or (ii) close the transaction contemplated hereby without regard to such unsatisfied Title Objections, in which event such unsatisfied Title Objections shall constitute Permitted Exceptions.

(d)        Notwithstanding Section 3(c) above, if Seller fails to eliminate any Mandatory Title Removal Items by the Closing Date, such failure shall, at Purchaser’s election, constitute a default of Seller pursuant to Section 6(a) below and, in addition to the remedies set forth in Section 3(c) above and all other remedies available under this Agreement, shall entitle Purchaser to reduce the Purchase Price by an amount equal to the costs and reasonable expenses incurred by Purchaser to eliminate such outstanding Mandatory Title Removal Items.

(e)          As a condition to Purchaser’s obligation to close the transaction contemplated hereby, the Title Company shall be irrevocably committed, as reasonably determined by Purchaser, to issue the Title Insurance Owner’s Policy for the Property at Closing in the amount of the Purchase Price subject only to the Permitted Exceptions. In the event of the non-fulfillment of the foregoing condition precedent, Purchaser, at Purchaser’s option, may elect to terminate this Agreement at any time without penalty by notice in writing to Seller.

SECTION 4.          Representations, Warranties, and Condition of Property:

(a)          Seller represents and warrants to Purchaser as of the Effective Date and the Closing Date that:

(i)          Seller is not a “foreign person” as such term is defined in Section 1445 of the Internal Revenue Code.

(ii)        Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.  Seller has the power and authority to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby. Furthermore, the execution and delivery of this Agreement by Seller, and the compliance by Seller with the terms and provisions of this Agreement, will not conflict with any law or regulation to which Seller is subject, or any agreement or instrument to which Seller is a party or by which it is bound, or any order or decree applicable to Seller. Seller has not granted any third-party, and the Property is not subject to, any option, right of first offer, right of first refusal or similar right or option to purchase the Property or any portion thereof or interest therein.

(iii)       Seller has not received notice and has no knowledge of any pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Property.

(iv)        There is no litigation, action, arbitration, condemnation, or eminent domain proceeding, or any other proceeding or investigation pending or, to the knowledge of Seller, threatened against the Property or Seller or to which Seller is otherwise a party, which may affect the Property or the sale transaction contemplated hereby.

(v)       Seller owns the Property in fee, has good and marketable title as to all of the Property, free and clear of any and all liens, encumbrances, restrictions or easements except as may be herein excepted or approved by Purchaser in writing, and may sell the same without the consent or approval of anyone else.

(vi)          Seller has not filed for bankruptcy or reorganization or made a general assignment for the benefit of creditors, and Seller is not insolvent or otherwise unable to pay its debts as they become due and no party has any unsatisfied judgment against Seller.

(vii)       Seller has, to its knowledge, complied with all laws, regulations, and ordinances affecting the Property.

(viii)      Seller has paid all due and accrued taxes and fees that relate to the Property. Seller has filed with the appropriate governmental agencies all tax returns required to be filed in connection with the Property and Seller has paid all taxes required to be paid for the periods covered by said returns and are not delinquent in the payment of any such taxes. To Seller’s knowledge, there are no pending issues relating to, or claims for, taxes or assessments assessed against the Seller or the Property. Seller shall timely pay all taxes that will be payable as shown on any return required to be filed after the Closing that relates to a period prior to the Closing.

(ix)        To Seller’s knowledge, there are no underground storage tanks on the Property, and Seller has no knowledge of the existence of any Hazardous Substances (defined below), toxic materials, or hydrocarbon or other environmental pollutants upon the Property. Seller has not received any written notice from any governmental agency having jurisdiction over the Property advising Seller that (i) the Property is in violation of any Environmental Laws (as defined below) or (ii) that there are Hazardous Substances on, under or about the Property in a manner or quantity that presently violates any Environmental Law. To Seller’s knowledge, no toxic or Hazardous Substances have been generated, released stored or deposited over, beneath or on the Property or forming any part of any improvement or structure located on the Property.  The term “Hazardous Substance” means any hazardous or toxic substance, material or waste, pollutants or contaminants, as presently defined, listed or regulated by any federal, state or local law, ordinance, code, regulation, rule, order or decree regulating, relating to or imposing liability or standards of conduct concerning, any environmental conditions, health or industrial hygiene (collectively, “Environmental Laws”), including without limitation, (i) chlorinated solvents, (ii) petroleum products or by-products, (iii) asbestos, (iv) polychlorinated biphenyls, and (v) anything that would be a hazardous waste, material or substance, toxic substance or pollutant, as defined under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601 et. seq.; Hazardous Materials Transportation Act, 49 U.S.C. 1801 et. seq.; Resource Conservation and Recovery Act, 42 U.S.C. 6901 et. seq., the Clean Water Act, 42 U.S.C. 1251, et. seq., any applicable state or local environmental statute, and the regulations promulgated thereunder.

(x)          The Property is connected to sewer and all connection fees have been paid.

(xi)      There are no material defects known to Seller in, on, under, or about the Property. Seller has no knowledge of any fact or condition which would result in the termination or reduction of the current access from the Property to existing roads.

(xii)      There are no tenancies, leases, subleases, occupancies, or parties in possession of the Property as of the Closing other than under and in accordance with that certain Net Lease, dated as of May 1, 1998, by and between Seller and Star Brite Distributing, Inc.

(xiii)     Seller has delivered to Purchaser true and complete copies of all material agreements with respect to the operation of the Property. All of such agreements, including all leases and contracts are valid and are in full force and effect.

(xiv)      The Property is all of the real property located in Broward County, Florida that is used by Star Brite Europe, Inc. (the “Target Company”) in the connection with the Target Company’s business operations.

(xv)      None of the information contained in the representations and warranties of Seller set forth in this Agreement or in any other instruments delivered, or to be delivered, to Purchaser, contains any untrue statement, or omits to state a material fact necessary to make the statements contained herein or therein not misleading. The representations and warranties of Seller contained herein are and shall be true as of the Closing and the date hereof, and shall not be discharged or dissolved upon, but shall survive the Closing and delivery of the Deed. Notwithstanding any provision herein to the contrary, (i) such representations and warranties shall be unaffected by any investigation made by any party at any time and (ii) such representations and warranties shall not be affected or deemed waived by reason of the fact that any party knew or should have known that any of the same is or might be inaccurate in any respect.

(b)        Seller hereby covenants and agrees that from and after the Effective Date until the earlier of the termination of this Agreement or the Closing, Seller: (i) shall operate the Property in its normal course and maintain the Property in as good condition as of the Effective Date without any material modification to the existing operation or condition thereof, reasonable wear and tear excepted; and (ii) shall not, without the prior written consent of Purchaser, grant or otherwise voluntarily create or consent to the creation of any easement, restriction, lien or encumbrance affecting the Property.

(c)         All payments received by Seller from any tenant for rent, if any, shall be prorated as of the Closing Date, with Purchaser receiving the rent payable with respect to such Closing Date and for all periods thereafter.  As permitted by law, any security deposits held by Seller or any third-party property manager retained by Seller with respect to the Property shall be transferred to Purchaser at the Closing.

(d)         So long as the Closing remains pending under this Agreement, Seller shall not, and shall not cause or permit any of its principals, officers or any other person to, (i) negotiate with any other persons not affiliated with Purchaser with respect to a lease, sale transfer or other similar transaction pursuant to which any portion of the Property would be leased, sold or transferred (each, an “Acquisition Proposal”), (ii) engage in, initiate, solicit or respond to any bids, inquiries, offers or negotiations with respect to an Acquisition Proposal, (iii) furnish or make available to any such persons any information of any kind whatsoever regarding the Property, or (iv) proceed or continue with negotiations regarding any other Acquisition Proposal that may be in progress as of the Effective Date.

(e)         Seller and Purchaser shall make or have made any applicable filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as Amended (“HSR Act”).

SECTION 5.          Closing:

(a)          The purchase and sale of the Property contemplated by this Agreement shall close (the “Closing”) on the same date of consummation of the transactions contemplated in the Merger Agreement (as defined below) or on such other date as the parties hereto may mutually agree upon in writing (the “Closing Date”).

(b)        At Closing, Seller shall execute and deliver to Purchaser: (i) an original special warranty deed in form and substance reasonably acceptable to Purchaser, and in proper form for recording, sufficient to vest in Purchaser title to the Property in accordance with this Agreement, subject only to the Permitted Exceptions (the “Deed”); (ii) such Owner’s or Seller’s Affidavits as may be required by the title insurance company or otherwise reasonably requested by Purchaser; (iii) such affidavits of title, lien and possession as may be reasonably required by Purchaser; (iv) such FIRPTA Affidavits as reasonably requested by Purchaser; (v) a written consent of the directors and shareholders of Seller authorizing the transaction contemplated hereby and the execution and delivery of the documents required to be executed and delivered hereunder; and (vi) such other documents and deliverables as may be reasonably required by Purchaser or the applicable Title Company.

(c)          Purchaser shall pay the cost of the title policy to be issued pursuant to the Title Commitment, as well as any and all costs related to its due diligence investigation.

(d)          Seller shall pay all clerk's and indexing fees and taxes on the deed, documentary stamp taxes, and all costs of recording the Deed.

(e)          Seller and Purchaser shall each pay an equal share of the Title Commitment, escrow fees, all closing fees, and any other fees and costs as is customary.

(f)          The obligation of Purchaser to purchase the Property hereunder shall be conditioned upon the closing of the transactions contemplated in (i) that certain Agreement and Plan of Merger, dated as of June 21, 2022, by and among OneWater Marine Inc., OBCMS, Inc., and Ocean Bio-Chem, Inc. (the “Merger Agreement”) and (ii) that certain Equity Purchase Agreement, dated as of June 21, 2022, by and among Peter G. Dornau, Maureen Dornau and Purchaser (the “Equity Purchase Agreement”).Provided further, the applicable HSR Act waiting period shall have expired or been terminated. In the event of the non-fulfillment of the foregoing condition precedent, Purchaser, at Purchaser’s option, may elect to terminate this Agreement at any time without penalty by notice in writing to Seller.

(g)         Each party shall pay its own legal fees. Each party is responsible for any brokerage fees, finder fees, or others acting on its behalf who may have a claim or entitlement to a fee or commission on or after Closing relating to the contemplated transaction(s) described herein.

(h)          Ad valorem taxes and utilities are to be prorated between Purchaser and Seller as of the date of the Closing, and if the amount of such for the month or year in which the Closing occurs cannot reasonably be determined, the apportionment shall be reasonably based at Closing upon the amount of such for the next preceding applicable period, and no further tax or utility prorations shall be conducted between the parties. All items customarily prorated and adjusted in connection with the closing of real estate similar to the Property are to be prorated between Seller and Purchaser as of the Closing Date. Any assessments, whether due or not, levied against the Property shall be paid in full by Seller at Closing. The provisions of this paragraph shall expressly survive Closing.

SECTION 6.          Default:  If either Seller or Purchaser fails to perform their obligations under this Agreement, then the following provisions shall apply:

(a)         Default by Seller.  If Seller defaults, violates or breaches any of its covenants, obligations, representations and warranties herein or refuses to close, then, in addition to all remedies available at law, Purchaser (a) may declare this Agreement cancelled and of no further force and effect or (b) shall have the remedy of specific performance.

(b)         Default by Purchaser.  In the event that all conditions hereunder to Purchaser’s obligation to purchase the Property have been satisfied and Purchaser should default in its obligation to purchase the Property in accordance herewith, Seller may, as its sole and exclusive remedy, terminate this Agreement and require Purchaser to pay Seller $500.00, which sum shall serve as liquidated damages for the failure of Purchaser to perform the duties and obligations imposed upon it by this Agreement because of the difficulty, inconvenience, and uncertainty of ascertaining actual damages.

SECTION 7.          Real Estate Commission:  Purchaser and Seller each represent to the other that no third party is entitled to a sales commission or fee upon the Closing of this transaction.  Seller and Purchaser each hereby agree to indemnify the other against and shall hold the other harmless from any and all claims, damages, costs, or expenses of or for any such fee or commission to the extent that either shall have been responsible for the creation of such claim and shall pay all costs incurred by the other in defending any action or lawsuit brought to recover any such fee or commission.

SECTION 8.          Assignment:  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs or successors and permitted assigns. Purchaser shall have the right to assign, transfer, or convey, in whole or in part, its rights and obligations under this Agreement or in the Property without the prior written consent of Seller.

SECTION 9.          Casualty; Condemnation:

(a)         Subject to the provisions hereof, the risk of loss from casualty or condemnation shall remain with Seller until the Closing Date.  Seller agrees to give Purchaser prompt notice of any damage or destruction caused by fire or other casualty to the Property or any portion thereof prior to Closing.  If prior to Closing there shall occur any loss or damage, Purchaser, at Purchaser’s option, may (a) terminate this Agreement, in which case Purchaser shall have no further obligations under this Agreement, or (b) agree to accept title to the Property in its damaged condition; subject, however, to the assignment by Seller to Purchaser at Closing of any insurance proceeds payable or paid as a consequence of such casualty and Seller’s payment of any applicable deductible related thereto.

(b)          Should any entity having the power of eminent domain or condemnation decide, prior to the time of Closing, to acquire any portion of or interest in the Property, Purchaser, at Purchaser’s sole option, may elect to (a) terminate Purchaser’s obligation to purchase the Property by giving written notice to Seller at any time prior to the time of Closing and receive a prompt refund of all sums paid hereunder, or (b) complete the purchase of the Property with Seller immediately appointing Purchaser its attorney in fact to negotiate with said condemning entity and assigning to Purchaser all sums to be awarded.

SECTION 10.          Entire Agreement:  This Agreement constitutes the entire agreement between Purchaser and Seller regarding the Property, and supersedes all prior discussions, negotiations, and agreements between Purchaser and Seller, whether oral or written.  Neither Purchaser nor Seller shall be bound by any understanding, agreement, promise or representation concerning the Property, expressed or implied, not specified herein. It is expressly agreed that there are no verbal understandings or agreements which in any way change the terms, covenants and conditions herein set forth, and that no modification of this Agreement and no waiver of any of its terms and conditions shall be effective unless made in writing and duly executed by the parties hereto

SECTION 11.          Notices:  All notices, requests, demands, and other communications (collectively, “Notices”) hereunder shall be in writing and delivered to the parties hereto by (a) hand-delivery, (b) established express delivery service that maintains delivery records, (c) certified or registered U.S. mail, postage prepaid, return receipt requested, or (d) electronic means with confirmation of delivery and follow up delivery by a method set forth in subsections (a) – (c) at the such party’s primary place of business, or at such other address as the parties hereto may designate pursuant to this Section. Each such notice or other communication shall be deemed given upon receipt or refusal to accept receipt.  Notices by way of electronic means are deemed received upon confirmed delivery.  Each of the parties hereto may change the address set forth above by providing written notice to the other parties hereto.

SECTION 12.          Attorneys’ Fees:  Except as otherwise provided herein, if any suit be instituted to compel compliance with the provisions of this Agreement or to recover damages for the breach thereof, the prevailing party shall be entitled, in addition to any other remedies, to reimbursement of all reasonable litigation expenses, including reasonable attorneys’ fees.

SECTION 13.          No Waiver:  No failure or delay by a party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first party while the other party continues to be so in default.  Except as otherwise expressly provided herein, any approval or consent required to be given by a party hereunder may be given or withheld in the absolute discretion of such party.

SECTION 14.          Miscellaneous:

(a)         This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida. This Agreement and all its provisions shall be binding on and inure to the benefit of each Party and its successors and assigns. As used herein, the terms “Seller” and “Purchaser” shall be deemed to include their respective successors, legal representatives and assigns.

(b)         No modification of this Agreement shall be binding unless it is in writing and is signed by an authorized representative of each of the parties hereto.

(c)        In the event that any of the terms of this Agreement are or become or are declared to be invalid or void by any court or tribunal of competent jurisdiction, such term or terms shall be null and void and shall be deemed severed from this Agreement and all the remaining terms of this Agreement shall remain in full force and effect.

(d)         The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

(e)          Each of the parties acknowledges that it has a right to be represented at all times in connection with this Agreement and at the Closing by an attorney of its own choosing, at its own expense.

(f)        Time is of the essence with respect to the performance of each and every term, condition and obligation of this Agreement.  The calculation of the number of days that have passed during any time period referenced herein shall be based on calendar days, unless otherwise specified, and any such period shall commence on the day immediately following the action or event giving rise to the commencement of the period and shall expire at 5:00 p.m. Pacific Time, on the last day of the time period.  Furthermore, any time period provided for herein which shall end on Saturday, Sunday or a legal holiday shall extend to 5:00 p.m. Pacific Time, of the next regular business day.

(g)         This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, collectively, shall be one and the same instrument.  In addition, this Agreement may be transmitted between the parties via electronic mail, and signatures transmitted by electronic mail shall be deemed originals and shall be binding upon the parties.

(h)      EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF PURCHASER AND SELLER HEREUNDER.

(i)          In the event the conditions related to COVID-19 or any other force majeure event render it impossible or commercially unreasonable to meet any deadline established in this Agreement, the Parties shall be entitled to an extension of any such deadline provided in this Agreement for a period equal in length of time to such delays and not less than five (5) days without penalty, provided such extension is provided in writing to the opposing Party prior to the expiration of the time period for which an extension is applicable.

(j)          Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida.  Additional information regarding radon and radon testing may be obtained from the Broward County health department.

(k)         Each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

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[Signatures on following page(s)]

IN WITNESS WHEREOF, each of Seller and Purchaser has caused this Agreement to be executed as of the Effective Date by its duly authorized representative.

SELLER:

PEJE, Inc., a Florida corporation

By:	/s/ Peter G. Dornau

Name:	Peter G. Dornau

Its:	President

Witness:
/s/ William Dudman
Signature:

Name:	William Dudman

PURCHASER:

One Water Assets & Operations, LLC,
a Delaware limited liability company

By:	/s/ Jack Ezzell

Name:	Jack Ezzell

Its:	Chief Financial Officer

Witness:
/s/ Jeff W. Huntley, Sr.
Signature:

Name:	Jeff W. Huntley, Sr.

[Signature Page to Real Estate Sales Contract]
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